Exhibit 21.1

SUBSIDIARIES OF ARIAD PHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Organization	% Owned

ARIAD Pharma, S.A.	Greece	100%
ARIAD Pharma, Ltd.	United Kingdom	100%